UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2014

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ServiceSource International, Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street
San Francisco, California 94107
(Address of principal executive offices, zip code)

(415) 901-6030
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Board of Directors of ServiceSource International, Inc. (the "Company") appointed Simon Biddiscombe as the Company's new Chief Financial Officer as of September 29, 2014. Until his appointment as Chief Financial Officer, Mr. Biddiscombe worked as an independent consultant from May 2013. Previously, Mr. Biddiscombe served as Chief Executive Officer and President of QLogic Corp., a provider of data center networking and storage networking infrastructure solutions from November 2010 to May 2013. Prior to his appointment as Chief Executive Officer and President of QLogic Corp., Mr. Biddiscombe served as the Chief Financial Officer and Senior Vice President of QLogic Corp. from April 2008 to November 2010.

There are no arrangements or understandings between Mr. Biddiscombe and any other persons pursuant to which Mr. Biddiscombe was appointed an officer of the Company. Mr. Biddiscombe does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Biddiscombe has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with Mr. Biddiscombe's appointment, on September 29, 2014, the Company and Mr. Biddiscombe entered into an employment agreement (the "Agreement"), which provides that as Chief Financial Officer, Mr. Biddiscombe will receive an annual base salary of $360,000 and an annual target bonus opportunity of up to approximately 60% of his base salary. In addition, the Agreement provides that, subject to the approval of the Compensation Committee of the Company's Board of Directors, Mr. Biddiscombe will receive an award of stock options to purchase 250,000 shares of the Company's common stock and an award of 200,000 restricted stock units covering shares of the Company's common stock. The options will be scheduled to vest as to 25% of the shares on the first anniversary of the date Mr. Biddiscombe becomes Chief Financial Officer and thereafter, in ratable monthly installments for 36 months. The restricted stock units are scheduled to vest in four equal installments on the first four anniversaries of the date Mr. Biddiscombe becomes Chief Financial Officer. Vesting of the awards is subject to Mr. Biddiscombe's continued service with the Company through each relevant date.

In the event that Mr. Biddiscombe's employment is terminated by the Company without cause (as such term is defined in the Agreement) on or prior to September 30, 2015, Mr. Biddiscombe will be entitled to the following benefits:

  A lump sum severance payment in an amount equal to the lesser of (i) six months of his then-current annual base salary and (ii) the remaining base pay owed under the Agreement through September 30, 2015;
  Payments of any bonus earned under the Company's Corporate Incentive Plan while he was an employee, even if he is not employed on the pay-out date; and
  Acceleration of Mr. Biddiscombe's equity compensation awards such that he will have received one full year of vesting from his initial vesting commencement date.

In the event that Mr. Biddiscombe's employment is terminated by the Company without cause (as such term is defined in the Agreement) on or after October 1, 2015 and he is in an Executive Vice President role, Mr. Biddiscombe will be entitled to the following benefits:

  A lump sum severance payment in an amount equal to six months of his then-current annual base salary; and
  A lump sum payment in an amount equal to six times the monthly premium that would be required for Company-subsidized COBRA coverage for Mr. Biddiscombe and his dependents.

Finally, if upon or following the Company's change of control (as such term is defined in the Agreement), Mr. Biddiscombe's employment is terminated without cause or he resigns for good reason (as such term is defined in the Agreement), all of his then-outstanding equity awards will become fully vested.

In order to receive any of the severance benefits under the Agreement, Mr. Biddiscombe will be required to execute a customary release of claims in favor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Matthew Goldberg
Name:	Matthew Goldberg
Title:	Vice President, General Counsel and Secretary